 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

ORCHIDS PAPER PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-32563	23-2956944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4826 Hunt Street, Pryor, Oklahoma	74361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 825-0616

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 23, 2015, Orchids Paper Products Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC., as representative of the several underwriters, in connection with the public offering of 1,500,000 shares of the Company’s par value $0.001 per share (the “Common Stock”) at a public offering price of $23.00 per share. Pursuant to the Underwriting Agreement, the Company granted the underwriters an option to purchase up to an additional 225,000 shares of Common Stock. The closing of the offering is expected to occur on or about April 29, 2015, subject to customary closing conditions. The Company estimates that the net proceeds from the offering, after deducting underwriting discounts and estimated offering costs payable by the Company, will be approximately $36.8 million.

The offering is being made pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 31, 2012 (Registration No. 333-181817). A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Polsinelli PC, counsel to the Company, has issued an opinion to the Company, dated April 27, 2015, regarding the shares of Common Stock to be sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
No.	Description
1.1	Underwriting Agreement, dated April 23, 2015, by and among the Company and Jefferies LLC

5.1	Opinion of Polsinelli PC regarding the legality of the Common Stock

23.1	Consent of Polsinelli PC (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2015	Orchids Paper Products Company

	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

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